Exhibit 99.1
Nov. 16, 2010
For Immediate Release
For additional information, contact:
Graymark Healthcare Inc.
Jeff Raymond
405-824-2382
jraymond@grmh.com
Graymark Healthcare Reports Q3 Financial Results
OKLAHOMA CITY — Graymark Healthcare Inc., a NASDAQ-traded company (GRMH), today announced financial results for the quarter ending Sept. 30, 2010, including $5.5 million in sales from continuing operations.
Graymark Healthcare has operated two distinct business segments: One focuses on the diagnosis and treatment of obstructive sleep apnea (OSA), while the other focuses on operating retail pharmacies. In the third quarter Graymark announced the sale of substantially all the assets of its pharmacy operating segment, ApothecaryRx (ARx), to Walgreen Co. for $25.5 million plus the value of certain inventory to be determined at the time of close. Graymark expects the transaction to be complete by Dec. 31, 2010. Beginning in the third quarter of 2010, the operating results of ARx will be reported as discontinued operations.
Graymark Healthcare saw a $0.3 million (7 percent) increase in sales in its continuing operations compared to the same quarter last year, driven by acquisitions completed in the third quarter of 2009. Adjusting for a non-recurring adjustment to contractual allowances in the third quarter of 2009, sales grew $0.9 million (20 percent) over the third quarter of 2009.
Within Graymark Healthcare’s sleep apnea segment, the company previously announced a strategic decision to go into third-party payer networks for both diagnostic and therapy services. Historically, Graymark has enjoyed higher reimbursement out-of-network in certain regions but now sees the opportunity for greater volume growth and lower administrative expenses as reasons to move into networks in all areas. Graymark anticipates being in most significant third-party networks by the end of 2010; however, Graymark began to see lower reimbursements for some payers as the company went into network in the third quarter. Additionally, since much of Graymark’s accounts receivable continue to be from out-of-network services, in this quarter the company saw the administrative cost structure of being out-of-network with the revenues of some in-network. Graymark anticipates that the transition will be substantially completed by the end of the first quarter of 2011.

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Graymark Healthcare continues to see strong growth in the recurring revenue resupply business, with a 145 percent increase in shipments over the second quarter of 2010. This drove a 12 percent increase in resupply revenue compared to the same period last year.
Graymark Healthcare’s diagnostic business saw a 5 percent increase in revenue compared to third quarter 2009, driven by acquisitions during the third quarter of 2009.
Graymark Healthcare’s therapy business, which provides continuous positive airway pressure (CPAP) devices and supplies for patients with obstructive sleep apnea, grew 16 percent, adjusted for the non-recurring contractual allowance adjustment in the third quarter of 2009. Same-store new CPAP set-up volumes were up 18 percent compared to the same period of 2009; however lower average reimbursements resulted in a 7 percent reduction in same-store therapy sales compared to the third quarter of 2009, adjusted for the non-recurring adjustment to contractual allowances in 2009.
“We are very excited about focusing our efforts exclusively on the diagnosis and treatment of obstructive sleep apnea as we divest the pharmacies and take our position as a national leader in this rapidly growing segment of health care,” said Stanton Nelson, chairman and CEO of Graymark Healthcare. “We have seen the impact that our comprehensive care model has on long-term patient CPAP compliance, and we look forward to continuing to care for our patients for years as they and their loved ones enjoy more restful sleep.”
Other Business Highlights:
For the third quarter of 2010, income from discontinued operations, net of tax, was a loss of $1.5 million, which includes a special charge related to employee termination and contract obligation costs of $1.4 million related to the ApothecaryRx transaction.
For the third quarter 2010, consolidated net revenues from continuing operations for Graymark were $5.5 million, an increase of 7 percent over 2009 second-quarter revenue of $5.1 million. Sales for the third quarter of 2009 included an adjustment to contractual allowances of $0.6 million. Adjusting for this, third-quarter sales grew 20 percent compared to the third quarter of 2009.
Third-quarter 2010 EBITDA from continuing operations was a loss of $0.8 million compared to the third quarter of 2009 EBITDA loss of $0.6 million. Net loss from continuing operations was $2.3 million compared to a net loss from continuing operations of $1.1 million in the second quarter of 2009. Net loss from discontinued operations in the third quarter was $1.5 million compared to net income of $0.3 million in the second quarter of 2009. The net loss from discontinued operations in 2010 includes a special charge related to employee separation and lease obligation costs related to the ApothecaryRx transaction of $1.4 million.

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The after-tax net loss attributable to Graymark was approximately $3.8 million for the third quarter of 2010, or a loss of $0.13 per diluted share, compared to a net loss of $0.8 million, or $0.03 per diluted share, in the third quarter of 2009.
Regarding the increase in revenue over the third quarter of 2009, $0.6 million was related to Graymark’s diagnostic business, with new acquisitions from the third quarter of 2009 contributing $1.3 million of new revenue. Third-quarter revenue from existing business was down $0.7 million compared to the third quarter of 2009 because of a combination of lower revenue per sleep study and lower volume compared to the third quarter of 2009. Graymark’s therapy business decreased $0.3 million compared to the third quarter of 2009, primarily because of the adjustment to contractual allowances in the third quarter of 2009. Net of this adjustment, therapy revenue was up $0.3 million compared to the third quarter of 2009. Of this, $0.3 million was attributable to our new acquisitions, while revenue from existing business was flat; increased set-up and shipment volumes were offset by lower revenue per set-up.
Graymark Healthcare Inc. is a diversified medical holding company that owns and operates diagnostic sleep centers that treat a wide range of sleep disorders; independent pharmacies that serve the needs of local markets; and a medical equipment company that provides disposable and durable medical equipment. Graymark plans to continue its growth internally and through strategic acquisitions within the medical industry.
This press release may contain forward-looking statements that are based on the company’s current expectations, forecasts and assumptions. Forward-looking statements involve risks and uncertainties that could cause actual outcomes and results to differ materially from the company’s expectations, forecasts and assumptions. These risks and uncertainties include risks and uncertainties not in the control of the company, including, without limitation, the current economic climate and other risks and uncertainties, including those enumerated and described in the company’s filings with the Securities and Exchange Commission, which are available on the SEC’s Web site (www.sec.gov). Unless otherwise required by law, the company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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Non-GAAP Financial Measure Reconciliation
Graymark is providing EBITDA information, which is defined as net income plus interest, income taxes, depreciation and amortization expense and earnings or losses from discontinued operations, as a compliment to GAAP results. EBITDA is commonly used by management and investors as a measure of leverage capacity, debt service ability and liquidity. EBITDA is not considered a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and the items excluded from EBITDA are significant components in understanding and assessing Graymark’s financial performance. EBITDA should not be considered in isolation or as an alternative to, or superior to, such GAAP measures as net income or cash flows provided by or used in operating, investing or financing activities or other financial statement data presented in consolidated financial statements as an indicator of financial performance or liquidity. Reconciliations of non-GAAP financial measures are provided in the news release in the accompanying tables. Since EBITDA is not a measure determined in accordance with GAAP and is susceptible to varying calculations, EBITDA, as presented, may not be comparable to other similarly titled measures of other companies.
(Financial Table Follows)
GRAYMARK HEALTHCARE INC.
Reconciliation of EBITDA to Net Income
For the Quarters Ended Sept. 30, 2010, and 2009
(unaudited)

	2010	2009*
Net revenues	$5,474,412	$5,134,175
Cost of sales and services	(1,785,078)	(1,472,934)
Selling, general and administrative expenses	(4,549,645)	(4,258,024)
Non-controlling interests	61,233	(25,819)

EBITDA	$(799,078)	$(622,602)

Reconciliation of EBITDA to net income
EBITDA	$(799,078)	$(622,602)
Depreciation and amortization	(344,366)	(271,310)
Impairment of fixed assets	(762,224)	—
Interest and other expense, net	(342,345)	(276,448)
Provision for income taxes	(9,603)	—
Income from discontinued operations	(1,512,155)	327,868

Net income (loss)	$(3,769,771)	$(842,492)

*Certain 2009 amounts have been reclassified to conform to the current year presentation.
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